UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 2, 2017

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17870 Castleton Street, Suite 250 City of Industry, CA	91748
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	626-964-5788

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2017, Marina Biotech, Inc. (the “Company”) entered into an Offer Letter with Amit Shah (the “Offer Letter”) pursuant to which Mr. Shah shall serve as Chief Financial Officer of the Company. Mr. Shah’s appointment is effective immediately. It is anticipated the Mr. Shah will devote approximately 50% of his business time to the performance of his duties for the Company.

The Company shall pay to Mr. Shah a base salary of $120,000 per year, and Mr. Shah shall be entitled to receive a discretionary bonus as determined by the Board of Directors of the Company (the “Board”) in an amount up to 40% of his base salary (with the payment of such bonus to be based on the achievement of such milestones as shall be determined by the Board following good faith consultation with Mr. Shah), with such payment obligations not becoming effective unless and until the closing of a single capital raising transaction involving the issuance by the Company of its equity (or equity-linked) securities yielding aggregate gross proceeds to the Company of not less than $5 million on or prior to December 31, 2017.

Mr. Shah was also granted options to purchase up to 60,000 shares of the common stock of the Company at an exercise price of $2.70 per share under the Company’s 2014 Long-Term Incentive Plan, with all of such options vesting and becoming exercisable on the one-year anniversary of the date of the Offer Letter.

Mr. Shah served as the Senior Director of Finance – ERP, at Young’s Market Company from December 2015 to August 2017, as a Consultant at Young’s Market Company through Beacon Resources from September 2015 to December 2015, as the Vice President of Finance & Accounting, and Acting Chief Financial Officer, of Insightra Medical Inc. from May 2014 to August 2015, and as a Business Consultant to U.S. Autoparts through Vaco from January 2014 to May 2014. Mr. Shah also previously served as VP Finance and Acting Chief Financial Officer at IgDraSol Inc. from January 2013 to September 2013, as Corporate Controller & Director of Finance at ISTA Pharmaceuticals from December 2010 to November 2012, as Corporate Controller at Spectrum Pharmaceuticals from October 2007 to November 2010, and as Controller / Senior Manager Internal Audits at Caraco Pharmaceuticals Laboratories from August 2000 to September 2007. Mr. Shah received a Bachelor’s of Commerce degree from the University of Mumbai, and is an Associate Chartered Accountant from The Institute of Chartered Accountants of India. Mr. Shah is also an inactive CPA from Colorado, USA.

In connection with the execution of the Offer Letter and his appointment as an executive officer of the Company, Mr. Shah agreed not to: (i) hire, solicit, induce, recruit or encourage any of the Company’s employees or independent contractors to leave their employment or end their relationship with the Company, or take away such employees or independent contractors, or attempt to solicit, induce, recruit, encourage or take away employees and independent contractors of the Company; (ii) solicit, induce, or attempt to solicit or induce any customer, vendor or client of the Company to terminate his, her or its relationship with the Company or to encourage said customer, vendor or client to use the services of Mr. Shah or those provided by an entity with which Mr. Shah is employed or affiliated to the detriment of the Company; or (iii) own, manage, operate, control, participate in, perform services for, invest in, own an interest in, or otherwise establish or carry on any business or division or line of any business in the United States which engages in a business substantially similar to or competitive with the business of the Company at such time, in each case, during such time as Mr. Shah is employed by the Company and for a period of twelve (12) months immediately thereafter.

There is no arrangement or understanding between Mr. Shah and any other person pursuant to which he was selected as an executive officer.

There are no family relationships between Mr. Shah and any director or executive officer of the Company, and he does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01. Other Matters.

The Company issued a press release in connection with the appointment of Mr. Shah as the Company’s Chief Financial Officer, a copy of which press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Employment Offer Letter dated October 2, 2017 between Marina Biotech, Inc. and Amit Shah.

99.1	Press release of Marina Biotech, Inc. dated October 5, 2017.

*	Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

October 6, 2017	By:	/s/ Vuong Trieu
	Name:	Vuong Trieu
	Title:	Executive Chairman

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Employment Offer Letter dated October 2, 2017 between Marina Biotech, Inc. and Amit Shah.

99.1	Press release of Marina Biotech, Inc. dated October 5, 2017.

*	Indicates management contract or compensatory plan or arrangement.